Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Patricia Hogan
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9393
kpatterson@websense.com	phogan@websense.com

NEWS RELEASE

Websense Reports Record Revenues for Fourth Quarter and Fiscal Year 2011

•	Fourth quarter revenue of $92.7 million, up seven percent year-over-year

•	Fourth quarter billings of $116.0 million, up four percent year-over-year

•	Fourth quarter TRITON billings of $68.3 million, up 34 percent year-over-year

•	Fourth quarter cash flow from operations of $21.9 million, up 56 percent year-over-year

SAN DIEGO, January 31, 2012 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the fourth quarter and fiscal year 2011.

“Our fourth quarter results were driven by the success of our TRITONTM solutions, which accounted for 60 percent of end-user billings,” said Gene Hodges, Websense CEO. “This was the third consecutive quarter TRITON solutions accounted for the majority of billings as our sales team demonstrated continued success upgrading our legacy URL filtering customers to our integrated web, email and data security offerings.”

“As expected, strength in the enterprise segments of the U.S. and emerging markets was balanced by weakness in continental Europe, which we believe reflected the region’s continued economic uncertainty,” added Hodges. “Our performance in the second half of 2011 confirms that there is demand for our TRITON content security solutions, and we can continue to grow enterprise billings even in slow-growth macro-economic environments.”

Fourth Quarter 2011 GAAP Financial Highlights

•	Revenues of $92.7 million, compared with $86.4 million in the fourth quarter of 2010.

•	Software and services revenues of $82.3 million, compared with $82.2 in the fourth quarter of 2010.

•

Appliance revenues of $10.4 million, consisting of approximately $8.3 million in current-period appliance sales and approximately $2.1 million of deferred appliance revenue from pre-2011 appliance sales, compared with $4.2 million of appliance revenues in the fourth quarter of 2010, the majority of which was recognized from deferred appliance revenue.

•	Operating income of $13.4 million, compared with $7.7 million in the fourth quarter of 2010.

•	Provision for income taxes of $2.2 million, representing an effective tax rate of 17.8 percent, compared with a tax benefit of $2.0 million in the fourth quarter of 2010.

•	Net income of $10.4 million, or 27 cents per diluted share, compared with $8.9 million, or 21 cents per diluted share, in the fourth quarter of 2010.

•	Weighted average diluted shares outstanding of 38.9 million, compared with 42.2 million in the fourth quarter of 2010.

•	Cash flow from operations of $21.9 million, compared with $14.0 million in the fourth quarter 2010.

•	Quarter end accounts receivable of $80.1 million, compared with $59.8 million at the end of the third quarter of 2011 and $82.2 million at the end of the fourth quarter of 2010.

•	Days billings outstanding of 62 days, compared with 64 days billings outstanding at the end of the third quarter of 2011 and 67 days at the end of the fourth quarter of 2010.

•	Deferred revenue of $393.0 million, a decrease of $1.3 million compared with deferred revenue of $394.3 million at the end of the fourth quarter of 2010.

•

Deferred revenue from pre-2011 appliance sales of $8.6 million, a decrease of $11.4 million from the end of the fourth quarter of 2010. Deferred revenue from pre-2011 appliance sales will continue to decrease quarterly as it is depleted by ratable recognition over the original subscription periods.

On January 1, 2011, Websense was required to adopt Accounting Standards Update (ASU) 2009-13 (Multiple Deliverable Revenue Arrangements) and ASU 2009-14 (Certain Revenue Arrangements that Include Software Elements), which require the immediate recognition of appliance revenues upon sale. Consequently, fourth quarter 2011 appliance revenues of $10.4 million consisted primarily of $8.3 million of revenue recognized from fourth quarter 2011 appliance sales and $2.1 million of deferred appliance revenues from pre-2011 appliance sales. As discussed further below, the company will continue to recognize deferred revenue from pre-2011 appliance sales ratably over the original subscription terms.

Fourth quarter pre-tax income was correspondingly higher by approximately $3.0 million than estimated pre-tax income would have been if calculated using ratable recognition of appliance revenue and costs. The impact of accounting and policy changes on our 2011 results is described more fully in the “2011 Policy Changes” section of this release.

Fourth Quarter 2011 Non-GAAP1 Financial Highlights

•

Billings of $116.0 million, an increase of four percent compared with the fourth quarter of 2010. Changes in currency exchange rates, compared with exchange rates prevailing in the fourth quarter of 2010, did not materially impact fourth quarter 2011 billings performance.

•

End-user customer billings of $114.8 million, an increase of five percent compared with $109.4 million in the fourth quarter of 2010. End-user customer billings exclude billings to original equipment manufacturers (OEMs), which totaled $1.2 million in the fourth quarter of 2011 and $1.8 million in the fourth quarter of 2010.

•	GAAP revenues of $92.7 million, an increase of seven percent compared with non-GAAP revenues of $86.6 million in the fourth quarter of 2010.[2]

•	Non-GAAP operating income of $21.7 million, compared with non-GAAP operating income of $19.5 million in the fourth quarter of 2010.

•

A non-GAAP tax provision of $3.9 million, for an effective tax rate of 18.5 percent, compared with a non-GAAP tax provision of $5.9 million, for an effective tax rate of 30.7 percent, in the fourth quarter of 2010. The quarter-over-quarter decline in the non-GAAP effective tax rate primarily resulted from the estimated impact of the company’s international distribution restructuring on the long-term effective tax rate, as well as the estimated 2011 tax benefits associated with the company’s equity compensation programs.

•	Non-GAAP net income of $17.1 million, or 44 cents per diluted share, compared with $13.3 million, or 32 cents per diluted share, in the fourth quarter of 2010.

Fiscal Year 2011 GAAP Financial Highlights

•	Revenues of $364.2 million, an increase of nine percent compared with $332.8 million in 2010.

•	Software and services revenues of $325.4 million, compared with $320.6 million in 2010.

•

Appliance revenues of $38.8 million, consisting primarily of approximately $27.4 million in current-period appliance sales and approximately $11.4 million of deferred appliance revenue from pre-2011 appliance sales, compared with $12.2 million in appliance revenues in 2010, the majority of which was recognized from deferred appliance revenue.

•	Operating income of $44.4 million, compared with $30.8 million in 2010.

•	Provision for income taxes of $13.0 million, representing an effective tax rate of 29.6 percent, compared with a tax provision of $7.6 million and an effective tax rate of 29.0 percent in 2010.

•	Net income of $31.0 million, or 76 cents per diluted share, compared with $18.7 million, or 43 cents per diluted share, in 2010.

•	Weighted average diluted shares outstanding of 40.7 million, compared with 43.4 million in 2010.

•	Cash flow from operations of $79.2 million, compared with $90.1 million in 2010.

Fiscal Year 2011 Non-GAAP1 Financial Highlights

•

Billings of $362.9 million, an increase of five percent compared with $347.0 million in 2010. Changes in currency exchange rates, compared with exchange rates prevailing in 2010, increased 2011 billings by approximately $6.6 million.

•

End-user customer billings of $359.4 million, an increase of seven percent compared with $336.2 million in 2010. End-user customer billings exclude billings to original equipment manufacturers (OEMs), which totaled $3.5 million in 2011 and $10.7 million in 2010.

•	GAAP revenues of $364.2 million, compared with non-GAAP revenues of $337.0 million in 2010.[2]

•	Non-GAAP operating income of $78.6 million, compared with non-GAAP operating income of $83.6 million in 2010.

•

Provision for income taxes of $14.5 million, representing a non-GAAP effective tax rate of 18.5 percent, compared with a tax provision of $25.6 million and a non-GAAP effective tax rate of 32.0 percent in 2010. The year-over-year decline in the non-GAAP effective tax rate primarily resulted from the impact of the company’s international distribution restructuring on the effective tax rate, as well as the 2011 tax benefits associated with the company’s equity compensation programs.

•	Non-GAAP net income of $63.9 million, or $1.57 per diluted share, compared with $54.5 million, or $1.26 per diluted share, in 2010.

Summary Metrics

	$000,00000	$000,00000	$000,00000	$000,00000	$000,00000	$000,00000
	Quarterly			Annual
Millions, except percentages, exchange rates, contract values, duration and days billings outstanding	Q4’11	Q4’10	Y/Y Chg	2011	2010	Y/Y Chg
Billings metrics:
Total billings	$116.0	$111.2	4%	$362.9	$347.0	5%
Billings to end-user customers	$114.8	$109.4	5%	$359.4	$336.3	7%
Renewal billings to end-user customers	$82.0	$76.8	7%	$256.3	$238.6	7%
Incremental billings[3] to end-user customers	$32.8	$32.6	1%	$103.1	$97.7	6%
Billings to OEMs	$1.2	$1.8	-33%	$3.5	$10.7	-67%
U.S. billings to end-user customers	$51.3	$51.5	0%	$171.1	$163.5	5%
International billings to end-user customers	$63.5	$57.9	10%	$188.3	$172.8	9%
TRITON solution billings[4]	$68.3	$50.8	34%	$192.4	$135.4	42%
Appliance billings	$8.6	$7.0	23%	$28.6	$20.5	40%
Number of transactions >$100K	205	184	11%	563	508	11%
Average annualized contract value	$12,800	$11,200	14%	$10,900	$9,300	17%
Average contract duration (months)	24.2	24.6	-2%	23.7	23.5	1%
Days billings outstanding (DSOs)	62	67	-5 days		—
Exchange rates used in FX-neutral calculations:
Euro	$1.36	$1.33	2%		—
Pound Sterling	$1.57	$1.57	0%		—
Balance sheet metrics:
Cash and cash equivalents	$76.2	$77.4	-2%		—
Balance on revolving credit facility	$73.0	$67.0	9%		—
Share repurchases ($)	$25.0	$25.0	0%	$100.0	$85.0	18%
Shares repurchased (shares)	1.4	1.2	17%	4.8	4.1	17%

1.	A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables “Reconciliation of GAAP to Non-GAAP Financial Measures.”
2.	The company discontinued reporting non-GAAP revenues in 2011 because the difference between GAAP and non-GAAP revenues was no longer significant. Non-GAAP revenues are provided for 2010 for purposes of historical comparison. Non-GAAP revenues of $86.6 million in the fourth quarter of 2010 included approximately $0.2 million of SurfControl revenue that would have been recognized during the fourth quarter of 2010 had SurfControl remained an independent operating company reporting under GAAP. Non-GAAP revenues of $337.0 million in 2010 included approximately $4.2 million of SurfControl revenue that would have been recognized during 2010 had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to the required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.
3.	Incremental billings include upgrades to new products purchased by existing/renewing customers (i.e., data security, cloud-based security, and the incremental portion of TRITON gateway family migrations) and new customer billings, regardless of product.
4.

TRITON solutions include the TRITON family of security gateways for web, email and data security (including related appliances and technical support subscriptions), Websense® Data Security Suite and cloud-based security solutions. Non-TRITON solutions include web filtering products, including Websense Web Filtering, Websense Web Security Suite and related appliances, plus SurfControl email security products.

As described above, on January 1, 2011, Websense was required to adopt Accounting Standards Update 2009-13 (Multiple Deliverable Revenue Arrangements) and Accounting Standards Update 2009-14 (Certain Revenue Arrangements that Include Software Elements), which require immediate recognition of hardware revenues upon sale. Also effective January 1, 2011, the company restructured its international distribution operations, which is expected to reduce the complexity and compliance risks associated with the company’s global distribution activities, and the company changed its policy for determining the estimated non-GAAP effective tax rate to include estimated tax benefits associated with stock-based compensation programs. The combination of the estimated tax impact associated with the international distribution restructuring and the change in the policy for determining the estimated non-GAAP effective tax rate reduced the company’s estimated annual non-GAAP effective tax rate from approximately 32.0 percent in 2010 to 18.5 percent for 2011.

Fourth quarter and fiscal year 2011 non-GAAP net income was correspondingly impacted by the required changes in revenue recognition policy and the company’s new estimated non-GAAP effective tax rate. Compared with the fourth quarter of 2010, the policy change in appliance revenue recognition and the decrease in the estimated non-GAAP effective tax rate increased non-GAAP earnings per diluted share by approximately 12 cents. Compared with fiscal year 2010, the policy change in appliance revenue recognition and the decrease in the estimated non-GAAP effective tax rate increased non-GAAP earnings per diluted share by approximately 45 cents. The impact of accounting and policy changes on our 2011 results is described more fully in the “2011 Policy Changes” section of this release.

Outlook for the First Quarter and Fiscal Year 2012

Websense provides guidance on anticipated financial performance for the first quarter and the year based on an assessment of the current business environment, historical seasonal business trends, and prevailing exchange rates between the U.S. dollar and other major currencies. Annual guidance is updated each quarter with the release of quarterly results. In providing guidance, the company emphasizes that all forward-looking statements are based on current expectations, including average contract duration between 23 and 24 months and prevailing currency exchange rates of $1.30 for the Euro and $1.55 for the Pound Sterling. The company disclaims any obligation to update the statements as circumstances change.

Millions, except percentages and per share amounts	Q1’12 Outlook	2012 Outlook
Total Billings	$76 – 81	$373 – 393
Appliance billings (% of total billings)	7 – 9%	7 – 8%
Revenues	$88 – 91	$364 – 374
Non-GAAP gross profit margin	84 – 85%	84 – 85%
Non-GAAP operating margin	17 – 19%	19 – 21%
Non-GAAP earnings per diluted share	$0.30 – $0.34	$1.50 – 1.65
Non-GAAP effective tax rate	19%	19%
Average diluted shares outstanding	38 – 38.5	37 – 38
Cash flow from operations	$20 – 23	$72 – 82
Capital expenditures	$3.0 – 3.5	$12 – 14

Management further indicates that guidance ranges reflect:

•	Non-cash items in 2012 related to the recognition of revenue and costs associated with pre-2011 appliance billings:

•

Deferred revenue of $8.6 million from pre-2011 appliance billings (as of December 31, 2011) will continue to be recognized ratably according to the original subscription periods, including $1.7 million to be recognized in the first quarter of 2012 (a decrease of $1.8 million compared with the first quarter of 2011) and $5.9 million to be recognized for the year (a decrease of $5.5 million compared with 2011).

•

Deferred costs of $4.0 million from pre-2011 appliance billings (as of December 31, 2011) will continue to be recognized ratably according to the original subscription periods, including $0.8 million to be recognized in the first quarter of 2012 (a decrease of $0.8 million compared with the first quarter of 2011) and $2.6 million to be recognized for the year (a decrease of $2.6 million compared with 2011).

•

Revenue from OEM arrangements is expected to decline approximately $5.3 million in 2012 compared with 2011, reflecting the company’s planned discontinuation of non-strategic OEM relationships beginning in 2009.

•

Billings operating margin, which is calculated like non-GAAP operating margin, but on billings instead of revenue, is expected to be 22% to 25% in 2012. Billings margin calculations match current period sales activities with current period costs, and therefore exclude non-current items such as deferred appliance revenues and costs.

2011 Policy Changes

The company’s fourth quarter and 2011 results and future outlook reflect the following changes in policy and accounting standards, effective January 1, 2011:

•	Adoption of ASU 2009-13, Revenue Arrangements with Multiple Deliverables, and ASU 2009-14, Certain Revenue Arrangements that Contain Software Elements

Websense was required to implement new revenue recognition rules under which revenue for sales of appliances and the related costs are recognized when sold and all other revenue recognition criteria are met. In general, this means Websense is no longer amortizing the revenue and costs for appliance sales booked after January 1, 2011 over the software subscription period. Adoption of the new rules does not change recognition of subscription software revenue or the way billings are reported. The adoption of these rules, compared with the previous method of ratable appliance revenue and cost recognition, is expected to increase the seasonality and variability in revenue and net income in any given quarter.

The new rules were not adopted retroactively and approximately $20 million in deferred revenue and approximately $9.2 million in deferred costs associated with pre-2011 appliance sales will be recognized ratably over the remaining subscription terms. For 2011, revenues, GAAP net income and non-GAAP net income included approximately $11.4 million in revenues (of which $2.1 million was recognized in the fourth quarter of 2011) and $5.2 million in costs (of which $1.0 million was recognized in the fourth quarter of 2011) associated with pre-2011 appliance sales, as well as revenues and costs associated with 2011 appliance billings. The schedules below summarize the recognition of deferred appliance revenues and costs by quarter for 2011 and the expected recognition of deferred appliance revenues and costs by quarter for 2012.

	$000,00000	$000,00000	$000,00000	$000,00000	$000,00000	$000,00000	$000,00000
2011 Summary of Amounts Related to pre-2011 Appliance Sales
	Deferred						Remaining deferred
Millions	balances as of 12/31/10	2011 Recognition Schedule (actual)					balances as of 12/31/11
		Q1’11	Q2’11	Q3’11	Q4’11	2011
Revenue	$20.0	$3.5	$3.2	$2.6	$2.1	$11.4	$8.6
Costs	$9.2	$1.6	$1.5	$1.1	$1.0	$5.2	$4.0

	$000,00000000	$000,00000000	$000,00000000	$000,00000000	$000,00000000	$000,00000000	$000,00000000
2012 Summary of Amounts Related to pre-2011 Appliance Sales
	Deferred balances						Remaining deferred balances
Millions	as of 12/31/11 (actual)	2012 Recognition Schedule (expected)					as of 12/31/12 (expected)
		Q1’12	Q2’12	Q3’12	Q4’12	2012
Revenue	$8.6	$1.7	$1.6	$1.4	$1.2	$5.9	$2.7
Costs	$4.0	$0.8	$0.7	$0.6	$0.5	$2.6	$1.4

Guidance ranges for 2012 billings and revenues assume that 2012 appliance billings will represent approximately seven to nine percent of total 2012 billings and will be recognized as revenues immediately, as required by ASU 2009-13 and ASU 2009-14. Based on the guidance range for billings and recognition of $5.9 million in appliance revenues from pre-2011 appliance sales, appliance revenues are expected to account for approximately 10 percent of 2012 total revenues.

•	International Distribution Restructuring

Effective January 1, 2011, the company restructured its international distribution operations to reduce the complexity and compliance risks associated with its global distribution activities. The new structure also was expected to reduce the company’s estimated long-term non-GAAP effective tax rate by approximately six percentage points. The resulting decrease in the estimated non-GAAP effective tax rate for 2011 was expected to increase the company’s non-GAAP earnings per diluted share by approximately 12 cents, compared with 2010.

•	Change in Policy Used to Determine the Estimated Non-GAAP Effective Tax Rate

Beginning with the first quarter of 2011, the company’s estimated non-GAAP tax rate reflects estimated tax benefits from the company’s equity-based compensation plans and other tax deductible amortization. These benefits have the effect of reducing the company’s cash tax obligations, and by including the estimated tax benefits in the determination of the estimated non-GAAP effective tax rate, the company’s estimated non-GAAP tax provision is expected to more closely reflect the company’s cash tax obligations over time. However, the company will continue to exclude share-based compensation expense and tax deductible amortization from operating expenses when reporting non-GAAP net income and non-GAAP earnings per fully diluted shares. This policy was expected to reduce the 2011 estimated non-GAAP effective tax rate by approximately six percentage points and increase non-GAAP earnings per diluted share by approximately 11 cents, compared with 2010. Commencing in 2012, the company anticipates that its non-GAAP effective tax rate will remain fixed at 19 percent, and the company will no longer update the non-GAAP effective tax rate or guidance for variations in any quarter.

Conference Call Details

Management will host a conference call and simultaneous webcast to discuss the financial results and outlook today, January 31, at 2 p.m. Pacific Standard Time. To participate in the conference call, investors should dial (866) 757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors. An archive of the webcast will be available on the company’s website through March 31, 2012, and a recorded replay of the call will be available for one week at 855-859-2056 or 404-537-3406, pass code 38543765.

Non-GAAP Financial Measures

This news release provides financial measures for the fourth quarter and fiscal year 2010, including measures for revenues, gross profit, income from operations, provision for income taxes, net income and earnings per diluted share, that include revenues from SurfControl that would have been recognized during the respective periods of 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition. These revenues are not recognized on a post-acquisition basis under GAAP due to the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. In 2011, these adjustments were no longer significant, and revenues for the fourth quarter and fiscal year 2011 were not adjusted for SurfControl. In addition, non-GAAP operating results for 2011, 2010 and the fourth quarters of both years excluded share-based compensation expense and certain non-cash expenses relating to the company’s acquisitions, primarily amortization of intangible assets and deferred financing fees.

For 2011, the company’s estimated non-GAAP effective tax rate was calculated by dividing the company’s estimated non-GAAP tax provision by its non-GAAP taxable income. The company’s estimated non-GAAP taxable income was determined by adjusting its GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determined its estimated non-GAAP tax provision by adding together the estimated non-GAAP tax expense for each country based on each country’s estimated applicable long-term tax rate. For 2011, this resulted in a non-GAAP effective tax rate of 18.5%. The impact of the 2011 international distribution restructuring is fully reflected in the company’s international operations and tax structure, and commencing in 2012, the company expects that the non-GAAP effective tax rate will remain fixed at 19 percent, which is expected to more closely reflect the company’s cash tax obligations over time.

For the fourth quarter and fiscal year 2011, the company’s estimated non-GAAP effective tax rate included the effect of the estimated tax benefits the company received from equity-based compensation programs and tax deductible amortization. The company’s estimated non-GAAP effective tax rate for 2010 excluded these tax benefits as this was the manner in which the company originally reported its 2010 estimated non-GAAP effective tax rate and non-GAAP net income. As described above, the non-GAAP effective tax rate for 2011 and all subsequent periods includes the related estimated tax benefits on the company’s estimated non-GAAP effective tax rate, and therefore the company’s non-GAAP net income.

Based on the foregoing, the company’s presentation of non-GAAP revenues, gross profit, operating expenses, income from operations, provision for income taxes, net income, and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends, and prospects and to compare current operating results with historic operating results. Reconciliations of the GAAP and non-GAAP financial measures for 2011, 2010 and the fourth quarters of both years, as well as a more detailed explanation of each non-GAAP financial measure and its uses, are provided at the end of this news release.

This news release also includes financial measures for various categories of billings and other billings-related measures that are not numerical measures that can be calculated in accordance with GAAP. Websense provides these measurements in reporting financial performance because these measurements provide a consistent basis for understanding the company’s sales activities in the current period. The company believes these measurements are useful to investors because the GAAP measurements of revenues and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll forward of deferred revenue (which includes billings and revenues) for the fourth quarter of 2011 is set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in unified web security, email security, and data loss prevention (DLP) solutions, delivers the best content security for modern threats at the lowest total cost of ownership to tens of thousands of enterprise, mid-market and small organizations around the world. Distributed through a global network of channel partners and delivered as software, appliance and Security-as-a-Service (SaaS), Websense content security solutions help organizations leverage web 2.0 and cloud communication, collaboration, and social media while protecting from advanced persistent threats, preventing the loss of confidential information and enforcing internet use and security policies. Websense is headquartered in San Diego, California with offices around the world. For more information, visit www.websense.com.

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# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including financial estimates, the statements of Gene Hodges, statements about our expected continued success selling TRITON solutions, billings, revenues and growth trends, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with customer acceptance of the company’s products and services, product performance, launching new product offerings, products and fee structures in a changing market, the success of Websense’s brand development efforts, the volatile and competitive nature of the Internet and security industries, changes in domestic and international market conditions, including in continental Europe, fluctuations in currency exchange rates and impacts of macro-economic conditions on our customers, ongoing compliance with the covenants in the company’s credit facility, changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Years ended December 31,
	2011	2010	2011	2010
Revenues:
Software and service	$82,316	$82,156	$325,373	$320,544
Appliance	10,417	4,218	38,810	12,218

Total revenues	92,733	86,374	364,183	332,762
Cost of revenues:
Software and service	10,570	11,813	41,563	45,681
Appliance	4,395	2,604	18,056	7,409

Total cost of revenues	14,965	14,417	59,619	53,090

Gross profit	77,768	71,957	304,564	279,672
Operating expenses:
Selling and marketing	39,754	41,624	161,039	157,758
Research and development	14,691	13,368	58,247	54,325
General and administrative	9,941	9,300	40,863	36,779

Total operating expenses	64,386	64,292	260,149	248,862

Income from operations	13,382	7,665	44,415	30,810
Interest expense	(468)	(881)	(1,635)	(3,715)
Other income (expense), net	(291)	115	1,239	(834)

Income before income taxes	12,623	6,899	44,019	26,261
Provision (benefit) for income taxes	2,248	(2,017)	13,025	7,609

Net income	$10,375	$8,916	$30,994	$18,652

Basic net income per share	$0.27	$0.22	$0.78	$0.44

Diluted net income per share	$0.27	$0.21	$0.76	$0.43

Weighted average shares—basic	38,555	41,387	39,711	42,409

Weighted average shares—diluted	38,894	42,172	40,739	43,438

Financial Data:
Total deferred revenue	$393,034	$394,304	$393,034	$394,304

Websense, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$76,201	$77,390
Cash and cash equivalents—restricted	—	256
Accounts receivable, net	80,147	82,182
Income tax receivable/prepaid income tax	738	2,760
Current portion of deferred income taxes	30,021	36,191
Other current assets	13,793	14,708

Total current assets	200,900	213,487
Cash and cash equivalents—restricted, less current portion	628	434
Property and equipment, net	16,832	16,944
Intangible assets, net	26,412	41,078
Goodwill	372,445	372,445
Deferred income taxes, less current portion	8,599	6,352
Deposits and other assets	8,622	11,203

Total assets	$634,438	$661,943

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,026	$6,858
Accrued compensation and related benefits	22,770	22,168
Other accrued expenses	16,534	18,704
Current portion of income taxes payable	3,187	549
Current portion of deferred tax liability	86	367
Current portion of deferred revenue	250,597	251,890

Total current liabilities	302,200	300,536
Other long term liabilities	2,600	2,388
Income taxes payable, less current portion	11,955	16,065
Secured loan	73,000	67,000
Deferred tax liability, less current portion	2,501	1,877
Deferred revenue, less current portion	142,437	142,414

Total liabilities	534,693	530,280
Stockholders’ equity:
Common stock	568	548
Additional paid-in capital	415,573	373,229
Treasury stock, at cost	(385,544)	(282,570)
Retained earnings	72,247	41,253
Accumulated other comprehensive loss	(3,099)	(797)

Total stockholders’ equity	99,745	131,663

Total liabilities and stockholders’ equity	$634,438	$661,943

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Years Ended December 31,
	2011	2010
Operating activities:
Net income	$30,994	$18,652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,286	37,873
Share-based compensation	18,976	22,565
Deferred income taxes	5,423	(264)
Unrealized gain (loss) on foreign exchange	(137)	490
Excess tax benefit from share-based compensation	(2,596)	(1,552)
Changes in operating assets and liabilities:
Accounts receivable	957	1,712
Other assets	2,251	(5,121)
Accounts payable	1,667	2,346
Accrued compensation and related benefits	449	(274)
Other liabilities	(4,161)	(2,246)
Deferred revenue	(1,246)	14,191
Income taxes payable and receivable/prepaid	328	1,747

Net cash provided by operating activities	79,191	90,119

Investing activities:
Change in restricted cash and cash equivalents	31	(199)
Purchase of property and equipment	(9,117)	(9,259)
Purchase of intangible assets	(765)	—

Net cash used in investing activities	(9,851)	(9,458)

Financing activities:
Proceeds from secured loan	87,000	5,000
Principal payments on secured loan	(81,000)	(25,000)
Principal payments on capital lease obligation	(569)	(532)
Deferred financing fees under secured loan	(35)	(864)
Proceeds from exercise of stock options	16,719	15,992
Proceeds from issuance of common stock for stock purchase plan	6,614	5,991
Excess tax benefit from share-based compensation	2,596	1,552
Tax payments related to restricted stock unit issuances	(2,979)	(2,896)
Purchase of treasury stock	(98,712)	(84,854)

Net cash used in financing activities	(70,366)	(85,611)

Effect of exchange rate changes on cash and cash equivalents	(163)	(522)
Decrease in cash and cash equivalents	(1,189)	(5,472)
Cash and cash equivalents at beginning of period	77,390	82,862

Cash and cash equivalents at end of period	$76,201	$77,390

Income taxes paid, net of refunds	$8,597	$6,792

Websense, Inc.

Rollforward of Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance at September 30, 2011	$369,750
Net billings during fourth quarter 2011	116,012
Less revenue recognized during fourth quarter 2011	(92,733)
Translation adjustment	5

Deferred revenue balance at December 31, 2011	$393,034

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Not available	Not available	Not available	Not available
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
GAAP Revenues	$92,733	$86,374	$364,183	$332,762
Deferred revenue related to SurfControl acquisition (1)	—	244	—	4,254

Non-GAAP Revenues	$92,733	$86,618	$364,183	$337,016

GAAP Gross profit	$77,768	$71,957	$304,564	$279,672
Deferred revenue related to SurfControl acquisition (1)	—	244	—	4,254
Amortization of acquired technology (3)	646	2,124	2,583	8,498
Share-based compensation (2)	267	280	1,097	1,270

Gross profit adjustment	913	2,648	3,680	14,022

Non-GAAP Gross profit	$78,681	$74,605	$308,244	$293,694

GAAP Operating expenses	$64,386	$64,292	$260,149	$248,862
Amortization of other intangible assets (3)	(3,160)	(4,380)	(12,640)	(17,522)
Share-based compensation (2)	(4,275)	(4,790)	(17,878)	(21,295)

Operating expense adjustment	(7,435)	(9,170)	(30,518)	(38,817)

Non-GAAP Operating expenses	$56,951	$55,122	$229,631	$210,045

GAAP Income from operations	$13,382	$7,665	$44,415	$30,810
Gross profit adjustment	913	2,648	3,680	14,022
Operating expense adjustment	7,435	9,170	30,518	38,817

Non-GAAP Income from operations	$21,730	$19,483	$78,613	$83,649

GAAP Provision for income taxes	$2,248	$(2,017)	$13,025	$7,609
Amortization of acquired intangible assets and other (4)	2,852	Not available	4,681	Not available
Benefit for share-based compensation (5)	164	Not available	(777)	Not available
Items relating to our global distribution restructuring (6)	(1,374)	Not available	(2,415)	Not available

Provision for income taxes adjustment	1,642	7,911	1,489	18,039

Non-GAAP Provision for income taxes (7)	$3,890	$5,894	$14,514	$25,648

GAAP Net income	$10,375	$8,916	$30,994	$18,652
Gross profit adjustment	913	2,648	3,680	14,022
Operating expense adjustment	7,435	9,170	30,518	38,817
Amortization of deferred financing fees (8)	59	463	238	1,049
Provision for income tax adjustment	(1,642)	(7,911)	(1,489)	(18,039)

Non-GAAP Net income	$17,140	$13,286	$63,941	$54,501

GAAP Net income per diluted share	$0.27	$0.21	$0.76	$0.43
Non-GAAP adjustments as described above per share, net of tax (1-8)	0.17	0.11	0.81	0.82

Non-GAAP Net income per diluted share	$0.44	$0.32	$1.57	$1.25

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP provision for income taxes, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1) Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscriptions) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenues associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenues enables investors to better understand the impact of the acquisition on the baseline revenues of the combined company and provides useful information to investors on revenue trends impacting the combined business. As of December 31, 2010, we removed the remaining balance of the deferred revenue related to SurfControl acquisition as it was no longer significant nor meaningful as the acquisition of SurfControl occurred in 2007.

(2) Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(3) Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4) Amortization of acquired intangibles and other assets. These amounts relate primarily to the net tax effect of amortization of acquired intangible assets and deferred financing fees. The net result is an increase to our Non-GAAP tax provision as the amortization excluded from our non-GAAP pre-tax earnings exceeds the amount we deduct for tax purposes. These items have no net impact on our GAAP tax provision because deferred tax liabilities were established for the tax effect of the amortization of the acquired intangibles on the purchase date. Also included in this amount for the fourth quarter and year ended December 31, 2011 is a $2.6 million increase in our non-GAAP tax provision relating to a tax benefit associated with the settlement of a tax audit in one of the foreign tax jurisdictions in which we operate. This amount was included as a benefit in our GAAP tax provision but was excluded from the non-GAAP tax calculation and is not expected to recur.

(5) Benefit for share-based compensation. These amounts represent the tax benefit from the estimated tax deductions for share-based compensation (e.g., stock option exercises, restricted stock releases and employee stock purchase plan issuances) of $0.7 million and $5.5 million for the fourth quarter and the year ended December 31, 2011, respectively, offset by the estimated increase in income tax expense from excluding the GAAP share-based compensation expense of $0.8 million and $4.7 million for the fourth quarter and year ended December 31, 2011, respectively, from our pre-tax non-GAAP earnings.

(6) Items related to our global distribution restructuring. These items relate to our global distribution restructuring which was completed in the first quarter of 2011. The amount for the fourth quarter of 2011 relates primarily to a $1.4 million reduction in non-GAAP tax expense as a result of excluding certain gains on intangible property buy-in amounts from our pre-tax non-GAAP earnings. The amount for the year ended December 31, 2011 relates primarily to a $5.5 million reduction in non-GAAP tax expense as a result of excluding the intangible buy-in gains mentioned above from pre-tax non-GAAP earnings, offset by the exclusion of approximately $3.1 million of discrete tax benefits recognized in the first quarter of 2011 from our non-GAAP tax expense. Approximately $3.0 million of the discrete tax benefit in the first quarter of 2011 related to the tax effect of the transfer of customer relationship intangible assets and the related deferred tax liabilities from a higher tax rate jurisdiction to a lower tax rate jurisdiction in the first quarter of 2011. The tax effect from the transfer of the customer relationship intangible assets was reflected in the first quarter of 2011 upon the completion of our global distribution restructuring and is not expected to recur.

(7) Non-GAAP effective tax rate. The company’s annual non-GAAP effective tax rate is calculated by dividing the company’s estimated annual non-GAAP tax expense by its estimated annual non-GAAP taxable income. The company’s estimated non-GAAP taxable income is determined by adjusting its estimated GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determines its annual estimated non-GAAP tax expense by adding together the estimated non-GAAP tax expense for each country based on each country’s applicable tax rate. The company determines its interim non-GAAP effective tax expense in accordance with the general principles of ASC 740, Accounting for Income Taxes.

(8) Amortization of deferred financing fees. This is a non-cash charge that is disregarded by the company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.